Exhibit 99.2

CONSENT OF EVERCORE GROUP L.L.C.

September 4, 2020

The Board of Directors

On Deck Capital, Inc.

1400 Broadway, 25th Floor

New York, NY 10018

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 28, 2020, to the Board of Directors of On Deck Capital, Inc. (“OnDeck”) as Annex B to, and the references thereto under the captions “SUMMARY—Opinion of Evercore Group L.L.C.”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendations of the OnDeck Board of Directors and Its Reasons for the Merger” and “THE MERGER—Opinion of Evercore Group L.L.C.” in the proxy statement/prospectus included in the Amendment No. 1 to the Registration Statement on Form S-4 filed by Enova International, Inc. with the U.S. Securities and Exchange Commission on September 4, 2020 (the “Registration Statement”), relating to the proposed merger involving Enova International, Inc., Energy Merger Sub, Inc. and OnDeck.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Evercore Group L.L.C.

EVERCORE GROUP L.L.C.